FOR IMMEDIATE RELEASE

Contact:            Francesca Marraro (media relations)      Laura Jo Snyder-Cruz (investor relations)                        (212) 857-5442                                           (212) 857-5423

fmarraro@hmsy.com	ir@hmsy.com

HMS Holdings Corp. Elects Michael Stocker to Board of Directors

NEW YORK, January 22, 2007 – HMS Holdings Corp. (HMS), a provider of cost containment services for government healthcare programs, today announced that Michael A. Stocker, MD has been elected to the Company’s Board of Directors.

Dr. Stocker served as Chief Executive Officer of Empire Blue Cross Blue Shield from 1994 until 2005. Empire converted to a for-profit company in 2002 and traded on the NYSE under the name Wellchoice (symbol WC) until its acquisition by Wellpoint in 2005. At the time of the acquisition, Wellchoice had annual revenues of $6.5 billion and served more than 5 million members. Most recently, Dr. Stocker has served as President of Wellpoint’s East Region.

Dr. Stocker is a recent (2005) past Chairman of America’s Health Insurance Plans, a national trade association representing nearly 1300 member companies providing health benefits to more than 200 million Americans.

“We are extremely fortunate to have Dr. Stocker’s broad experience in health insurance and managed care represented on our Board,” commented Robert Holster, HMS’s Chairman and Chief Executive Officer. “His senior perspective and insight into the U.S. healthcare environment will be invaluable as we expand our role with managed care plans serving government.”

Prior to joining Empire, Dr. Stocker had served as President of Cigna Healthplans and as General Manager of U.S. Healthcare for its New York market. Earlier he had been Medical Director, Anchor HMO/Rush Presbyterian St. Luke’s Medical Center in Chicago, and Associate Chairman of the Department of Family Practice at Cook County Hospital. Board Certified in internal medicine and family practice, Dr. Stocker was educated at the University of Notre Dame, and received his MD from the Medical College of Wisconsin and MPH in Public Health from the University of Michigan. He served until recently on the Board of the New York City Partnership and Chamber of Commerce, and is presently on the Boards of the Albert Einstein College of Medicine, the Arthur Ashe Institute for Urban Health, and the Citizens Budget Commission of New York.

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HMS Holdings Corp. (NASDAQ: HMSY) is a leader in cost containment for government healthcare, serving the Medicaid programs of 40 states and many of the nation’s largest managed care organizations. The company is headquartered in New York and operates offices nationwide.